Exhibit 99.1

Steve Madden Announces Continuation of Stock Repurchase Program

LONG ISLAND CITY, N.Y., May 25, 2010— Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that its Board of Directors had approved a continuation of its stock repurchase program for up to an additional $50 million in repurchases of the Company’s common stock. Repurchases will be made from time to time on the open market at prevailing market prices or in privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors, and will be funded from existing cash. Any shares repurchased initially will be held as treasury shares and may be used in connection with the Company’s stock incentive plan and for other general corporate purposes, including acquisitions.

Edward Rosenfeld, Chairman and Chief Executive Officer, said “We believe that the repurchase program is in the best interests of our stockholders and reflects the confidence of the Board of Directors in the overall financial strength of the Company and prospects for the future.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children under both owned and licensed brands.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.